Exhibit 10.1

AGREEMENT FOR THE ISSUANCE OF AND SUBSCRIPTION TO

WARRANTS GIVING ACCESS TO NOTES CONVERTIBLE INTO NEW AND/OR EXISTING SHARES AND/OR REDEEMABLE IN CASH

WITH SHARE SUBSCRIPTION WARRANTS ATTACHED

(“BONS D’EMISSION D’OBLIGATIONS REMBOURSABLES EN NUMERAIRE ET/OU EN ACTIONS NOUVELLES ET/OU EXISTANTES AVEC BONS DE SOUSCRIPTION D’ACTIONS ATTACHES”)

BETWEEN

BIOPHYTIS SA

AND

BRACKNOR FUND LTD

DATED APRIL 3, 2017

THIS AGREEMENT IS MADE ON APRIL 3, 2017

BETWEEN:

(1)                                 BIOPHYTIS, a French limited liability company (société anonyme) incorporated under the laws of France with a share capital of EUR 1,244,700.20, having its registered office at 14 avenue de l’Opéra, 75001 Paris, France, and registered with the Paris trade and companies register under number 492 002 225, represented by Mr. Stanislas Veillet, duly empowered (the “Issuer”),

AND:

(2)                                 BRACKNOR FUND LTD, a limited liability company incorporated under the laws of the British Virgin Islands and recognized by the BVI FSC as a private mutual fund (Certificate No SIBA/PIPO/14/5528), having its registered office at Lyntons Financial Services (BVI) Limited, P.O. Box 4408 Road Town, Tortola, British Virgin Islands, and represented by Mr. Pierre Vannineuse, duly empowered (the “Investor”).

The Issuer and the Investor are hereinafter referred to as a “Party” and together the “Parties”.

WHEREAS:

(A)                               The Investor is an investment entity specialized in providing flexible equity-linked financings.

(B)                               The Issuer is a French limited liability company (société anonyme) listed on the French organized market of Alternext Paris with the ticker symbol ALBPS and the International Securities Identification Number (ISIN): FR0012816825.

(C)                               As at the date of this agreement (the “Agreement”), the Issuer has a share capital of EUR 1,244,700.20 divided into 6,223,501 ordinary shares with a nominal value of EUR 0.20 each (collectively with the new shares to be issued hereunder the “Shares”, each a “Share”).

(D)                               On March 20, 2017, the Issuer and Bracknor Capital Ltd entered into an engagement letter and a term sheet reflecting that, upon the terms and subject to the conditions contained in this Agreement, the Investor shall agree to commit to fund the Issuer up to EUR 16,500,000 (the “Global Commitment”), by subscribing to :

(i)                                     up to EUR 15,000,000 (the “Debt Commitment”), notes convertible into new and/or existing shares of the Issuer and/or redeemable in cash (“Obligations Remboursables en Numéraire et/ou en Actions Nouvelles et/ou Existantes”, or “ORNANE”) each with a par value of ten thousand Euros (EUR 10,000), having the characteristics described in Schedule 4 (the “Notes”); and

(ii)                                  in an amount of EUR 1,500,000 (the “Equity Commitment”), new shares of the Issuer each with a par value of twenty cents (EUR 0.20), to be issued as part of a private placement, at a share issuance price equal to eighty five percent (85%) of the VWAP over the period of ten (10) consecutive Trading Days expiring on the Trading Day immediately preceding the subscription date, to be completed by the Issuer on April 14, 2017 at the latest.

(E)                                Share subscription warrants (“bons de souscription d’actions”), having the characteristics described in Schedule 6, shall be attached to the Notes subscribed by the Investor (the “Warrants”), the number of which shall be determined in order for the Issuer, if all those Warrants were to be exercised, to receive proceeds for a total amount equal to 25% of the nominal amount of the Notes they shall have been attached to, the resulting number of Warrants being rounded down to the nearest whole number.

(F)                                 The shareholders’ general meeting of the Issuer convened on June 10, 2016 (the “2016 Shareholders’ Meeting”) has delegated to the board of directors, in its 10th resolution, the authority to issue ordinary shares and/or any securities giving access to the share capital and/or debt securities of the Issuer to certain categories of investors, in particular: “companies, investment companies, funds or collective saving funds, under French or foreign law, investing in French companies listed on the French organized market of Alternext Paris, the regulated market of Euronext or any non-American market, which are specialized in convertible debenture structures of small or middle-sized capitalizations”.

(G)                               The 2016 Shareholders’ Meeting fixed, in its 10th resolution, the maximum nominal amount of shares and debt securities to be issued pursuant to such authorization to respectively EUR 2,000,000 and EUR 30,000,000, it being specified that the 16th resolution of the 2016 Shareholders’ Meeting provides for a global cap of EUR 2,000,000 regarding the maximum nominal amount of Shares to be issued (i.e. 10,000,000 Shares of EUR 0.20 of nominal value each), which is common to the 8th resolution until the 15th resolution (included).

(H)                              As at the date hereof, the abovementioned authorizations relating to the issuance of shares and debt securities have not been used by the Issuer.

(I)                                   In its meeting held on April 3, 2017 (the “Board Meeting”), the board of directors of the Issuer approved the principle of issuing warrants giving access to notes convertible into new and/or existing shares of the Issuer and/or redeemable in cash. Within the limits of the authorization granted by the 2016 Shareholders’ Meeting in its 10th resolution, the board of directors of the Issuer granted all powers to the CEO (“directeur général”) (i) to enter into this Agreement, (ii) to issue to the Investor one thousand and five hundred (1,500) warrants giving access to notes convertible into new and/or existing shares of the Issuer and/or redeemable in cash of EUR 10,000 of principal amount each, with share subscription warrants attached (“bons d’émission d’obligations remboursables en numéraire et/ou en actions nouvelles et/ou existantes avec bons de souscription d’actions attachés”) (the “Note Warrants”).

(J)                                   The Investor agrees to undertake the Debt Commitment and to subscribe up to EUR 15,000,000 of aggregate principal amount of Notes with Warrants attached, in several tranches (each, a “Tranche”) through the exercise of five (5) Tranches of EUR 3,000,000 each, in accordance with the terms and conditions hereof. It is specified that the Parties will then have the opportunity to renew the Debt Commitment on a yearly basis until the expiry of the Commitment Period, at the Issuer’s option and on the same terms and conditions.

NOW, THEREFORE, upon the terms and subject to the conditions contained in this Agreement, and in consideration of the foregoing and the mutual promises and covenants contained herein, the Parties hereto agree as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1.                           In this Agreement, the following terms shall, when written with a capital initial letter, have the definition ascribed to them below or elsewhere in the Agreement. In case of discrepancy between the definition appearing in this Clause 1 and that appearing in a specific provision of this Agreement, such latter definition will prevail.

“2016 Shareholders’ Meeting”	shall have the meaning set forth in the recitals above.

“Affiliate”	means with respect to a person, any other person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person.

“Agent”

means CACEIS CORPORATE TRUST, which is the investment service provider in charge of holding the securities accounts where the Shares are registered (or any other investment service provider in charge of holding the securities accounts where the Shares are registered at the date considered).

“Agreement”	means this agreement for the issuance of and subscription to the Note Warrants, the Notes and the Warrants, as may be amended from time to time.

“Alternext”	means the French exchange-organised Alternext market operated by Euronext.

“Bloomberg”	means Bloomberg LP, or would Bloomberg LP cease to exist, any other financial news and data service provider of reference publishing reliable data on BIOPHYTIS and the Shares.

“Board Meeting”	shall have the meaning set forth in the recitals above.

“Business Day”	means any day during which banks in France, London and Dubai are usually open for business.

“By-laws”	means the articles of association (statuts) of the Issuer, as may be amended from time to time.

“Change of Control”	means the acquisition of the Control of the Issuer by one or several individual(s) or legal entity(ies), acting alone or in concert.

“Closing Date”	has the meaning set forth in Clause 3.2.

“Closing VWAP”	means, as of any Trading Day, the daily volume weighted average price of the Share on Alternext as reported by Bloomberg.

“Commitment Fee Notes”	refers to the Notes issued to the Investor as commitment fee.

“Commitment Period”	means the period of thirty six (36) months beginning on the Issuance Date.

“Control”	has the same meaning given to it under Article L. 233-3 of the French Commercial Code.

“Conversion Amount”	shall have the meaning set forth in Paragraph 8.1. of Schedule 4.

“Conversion Cash Payment”	shall have the meaning set forth in Paragraph 8.1. of Schedule 4.

“Conversion Date”	shall have the meaning set forth in Paragraph 8.2. of Schedule 4.

“Conversion Notice”	shall have the meaning set forth in Paragraph 8.2. of Schedule 4.

“Conversion Period”	shall have the meaning set forth in Paragraph 8.1. of Schedule 4.

“Conversion Price”

means 92% of the lowest Closing VWAP of the Shares (as published by Bloomberg) during the applicable Pricing Period preceding the Conversion Date.

In order to determine the Conversion Price, the result will be rounded down to the nearest 100th.

“Cool Down Period”

means a period of maximum forty-five (45) Trading Days following the issuance of the first Tranche, during which the Issuer shall not be entitled to issue a new Tranche without the Investor’s prior consent.

“Debt Commitment”	shall have the meaning set forth in the recitals above.

“Equity Commitment”	shall have the meaning set forth in the recitals above.

“Euroclear”	means Euroclear France.

“Euronext”	means Euronext Paris, operator of Alternext.

“Event of Default”	shall have the meaning set forth in Clause 7.

“French Commercial Code”	means the French Commercial Code (Code de commerce).

“French Monetary and Financial Code”	means the French Monetary and Financial Code (Code monétaire et financier).

“Global Commitment”	shall have the meaning set forth in the recitals above.

“Indebtedness”

means:

i.                  any outstanding amount to be repaid pursuant to one or more credit facility agreements or the issue of bonds, notes, debentures, loan stock or any similar instrument;

ii.               the amount of any outstanding liability in respect of any guarantee for any of the items referred to in paragraph (i) above,

it being understood that any amount calculated under this definition may only be counted once, even if an item may qualify under various paragraphs.

“Investor Call”	has the meaning set forth in Clause 3.1.

“Investor Call Notice”	refers to the document attached as Schedule 9.

“Issuance Date”	shall be the date on which the board of directors of the Issuer (or the chief executive officer of the Issuer, as the case may be) decides to issue the Note Warrants.

“Material Adverse Change”

means any effect on the business, operations, properties, or financial condition of the Issuer that is material and adverse to the Issuer and its Subsidiaries, taken as a whole, and/or any condition or situation that would prohibit the Issuer from performing any of its obligations under the Agreement in any material respect, but excluding any of the foregoing arising out of, resulting from, or attributable to:

(a) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(b) changes in conditions generally affecting the industries in which the Issuer and its Subsidiaries operate;

(c) changes in applicable laws, regulations or accounting standards or practices;

(d) any matter disclosed to the Investor; or

(e) the announcement of the Transaction,

provided that the matters in paragraph (a) to paragraph (c) above shall be taken into account if and to the extent that they have a materially disproportionate effect on the Issuer and its Subsidiaries compared to other participants in the industries in which the Issuer and its Subsidiaries operate.

“Maturity Date”	has the meaning set forth in Paragraph 4 of Schedule 4.

“Note(s)”	shall have the meaning set forth in the recitals above.

“Note Warrant(s)”	shall have the meaning set forth in the recitals above.

“Note Warrant Exercise Date”	has the meaning set forth in Clause 3.2.

“Note Warrant Exercise Notice”	refers to the document attached as Schedule 3.

“Note Warrant Exercise Price”	has the meaning set forth in Clause 3.2.

“Notice”	has the meaning set forth in Clause 9.1.

“Parties”	shall have the meaning set forth in the recitals above.

“Pricing Period”	shall mean a period of ten (10) consecutive Trading Days expiring on the Trading Day immediately preceding the Conversion Date.

“Principal Amount”

means the total amount of debt in principal represented by a Tranche of Notes.

In the event of conversion of one or several Notes, the other Note(s) not so converted shall remain in full force and effect with respect to that part of the Principal Amount which shall not yet have been repaid, such unpaid principal amount being then the “Principal Amount” for the purposes of this Agreement.

“Request”	has the meaning set forth in Clause 3.1.

“Shares”	shall have the meaning set forth in the recitals above.

“Subsidiary(ies)”	means any entity which is Controlled, directly or indirectly, by another.

“Trading Day”

means any day during which Alternext is open for business, provided that “Trading Day” shall not include any day on which the Shares are scheduled to trade on such market for less than 4.5 hours (it being specified for the avoidance of doubt that any day during which there would be no effective trading would be considered as a Trading Day if this is not due to a suspension requested by the Issuer or the stock market authorities) or any day that the Shares are suspended from trading at the request of the Issuer or of the stock market authorities during the final hour of trading on such market, unless such day is otherwise designated as a Trading Day in writing by the Investor.

“Tranche”	shall have the meaning set forth in the recitals above.

“VWAP”

is a trading benchmark calculated by dividing the total value traded (sum of price times trade size) by the total volume (sum of trade sizes), taking into account every qualifying transaction (as published by Bloomberg LP). Depending on the condition codes of the transaction and the condition codes included in the Bloomberg defined VWAP calculation, a transaction may or may not be deemed qualifying. Historical values may also be adjusted on receipt of qualifying delayed trades.

“Warrant(s)”	shall have the meaning set forth in the recitals above.

“Warrant Exercise Date”	shall have the meaning set forth in Paragraph 5.2 of Schedule 6.

“Warrant Exercise Notice”	shall have the meaning set forth in Paragraph 5.2 of Schedule 6.

“Warrant Exercise Period”	shall have the meaning set forth in Paragraph 5.1 of Schedule 6.

“Warrant Exercise Price”

shall be equal to 125% of the lowest Closing VWAP of the Shares over the fifteen (15) Trading Day period immediately preceding the Request to issue a new Tranche (as reported by Bloomberg),

it being specified that, regarding the first Tranche, the Warrant Exercise Price shall be equal to 125% of the lower between:

(i) the lowest Closing VWAP over the fifteen (15) Trading Day period immediately preceding the date of signature of the engagement letter (i.e. EUR 2.9583); and

(ii) the lowest Closing VWAP over the fifteen (15) Trading Day period immediately preceding the issuance of the first Tranche.

“Warrant Exercise Ratio”	shall have the meaning set forth in Paragraph 5.3 of Schedule 6.

“Warranties”	refers to the representations and warranties of the Issuer contained in Clause 5.

1.2.                           References in this Agreement to the Clauses and Schedules are to the Clauses of, and Schedules to, this Agreement and references to Paragraphs are to paragraphs in the Schedule in which such references appear. The Schedules form part of and are deemed to be incorporated in this Agreement. In the event of a discrepancy between the Clauses and the Schedules of this Agreement, the Clauses shall prevail.

1.3.                           References in this Agreement to any act, statute or statutory provision include references to any such provision as amended, re-enacted or replaced (with or without modification) provided that this Clause 1.3 will not operate to impose any greater financial or other liability on any Party than it would have been under but for such amendment, re-enactment, replacement or modification.

1.4.                           References in this Agreement to the singular include references to the plural and vice versa and references to the masculine gender include references to the feminine and neuter gender and vice versa.

1.5.                           Headings in this Agreement are inserted for convenience only and will not affect the interpretation of this Agreement or any part of it.

1.6.                           In this Agreement the words “includes”, “including” and “included” will be construed without limitation unless inconsistent with the context.

1.7.                           The words “hereof”, “herein”, “herewith” and “hereunder” and words of similar import, when used in this Agreement, shall, in the absence of a specific provision to the contrary, refer to this Agreement as a whole.

2.                                     ISSUANCE OF AND SUBSCRIPTION TO THE NOTE WARRANTS

2.1.                           Issuance of and subscription to the Note Warrants

Issuance

The Issuer shall issue on the Issuance Date for free to the Investor one thousand and five hundred (1,500) Note Warrants having the characteristics described in Schedule 1.

Subscription

The Investor shall subscribe on the Issuance Date to one thousand and five hundred (1,500) Note Warrants, by delivering the subscription form in the form attached as Schedule 2.

3.                                     EXERCISE OF THE NOTE WARRANTS

3.1.                           Request

Provided that all the conditions to the delivery of a Request and the funding of a Tranche set out in Clause 3.3 have been satisfied (or waived by the Investor), the Issuer shall have the right (and not the obligation) to request the disbursement of a Tranche of Notes through the exercise of a Note Warrant by submitting a written request in accordance with Clause 9.1 (a “Request”) to the Investor in the form attached hereto as Schedule 8, on the earlier of:

(i)                           the fifth (5th) Trading Day following the conversion and/or redemption (whether in one time or several times) of all the Notes that had been issued in connection with a previous Tranche; or

(ii)                        the fifth (5th) Trading Day following the expiration of the Cool Down Period with respect to the prior Tranche issued.

Both of these conditions to the delivery of a Request may be waived by the Investor.

With respect to the first Tranche, the Issuer shall send a Request, at its sole discretion, to the Investor no sooner than five (5) Trading Days and no later than twenty-five (25) Trading Days following the issuance of Shares for the benefit of the Investor under the Equity Commitment.

The Investor shall have the right to request the issuance of a new Tranche of Notes (the “Investor Call”), by submitting a written notice in accordance with Clause 9.1 (an “Investor Call Notice”) to the Issuer in the form attached hereto as Schedule 9 after (i) the conversion of all the Notes that had been issued in connection with a previous Tranche or (ii) the expiration of the Cool Down Period with respect to the prior Tranche issued, it being specified that the Investor Call shall only be available regarding the issuance of the second Tranche, for a 18-month period from the Issuance Date.

Upon exercise of the Investor Call, the Issuer shall send a Request within five (5) Trading Days.

3.2.                           Exercise

Within ten (10) Business Days following receipt of a Request in respect of the Tranches, subject to the satisfaction of the conditions set forth in Clause 3.3, the Investor shall exercise a Note Warrant by delivering to the Issuer a Note Warrant exercise notice in accordance with Clause 9.1 in the form attached hereto as Schedule 3 (a “Note Warrant Exercise Notice”, the date of receipt of the Note Warrant Exercise Notice being the “Note Warrant Exercise Date”), and shall transfer the total subscription price of the Notes (which shall be equal to the par value of the Notes multiplied by the total number of Notes to be issued (the “Note Warrant Exercise Price”)) by electronic wire transfer in immediately available funds in Euros to a bank account designated by the Issuer by notice in writing in accordance with Clause 9.1 (or by another method of payment as may be agreed between the Investor and the Issuer). Evidence of such payment shall be satisfied by the delivery to the Issuer of an irrevocable wiring instruction giving effect to the above. The day on which such funds are transferred shall be a “Closing Date”.

On each Closing Date, the Issuer shall as soon as reasonably practicable and in any event within one (1) Trading Day, procure that the Agent updates the securities accounts in which the Note Warrants, the Notes and the Warrants are registered to reflect the exercise of the Note Warrant, the registration of the Notes and the Warrants issued in the name of the Investor, and the payment of the Note Warrant Exercise Price.

Warrants having the characteristics described in Schedule 6 shall be attached to the Notes subscribed by the Investor. The number of Warrants that shall be attached to the Notes of a Tranche shall be determined as set forth in Schedule 6 in order for the Issuer, if all those Warrants are exercised, to receive proceeds for a total amount equal to 25% of the nominal amount of the Notes of the Tranche they were attached to (the resulting number of Warrants being rounded down to the nearest whole number). Upon issuance, the Warrants will be detached from the Notes.

3.3.                           Conditions Precedent

The undertaking of the Investor to exercise a Note Warrant and to fund the Note Warrant Exercise Price in connection with any Tranche is subject to the fulfillment by the Issuer (or waiver thereof by the Investor), prior to or on each Note Warrant Exercise Date and on each Closing Date of each of the following conditions:

(i)                        the Issuer is not in material breach (or has not remedied such breach) of the covenants of the Issuer set forth in Clause 4 hereunder;

(ii)                     there is no event or change rendering any one of the Warranties set forth in Clause 5 untrue or incorrect in all material respects, which is continuing and has not been remedied;

(iii)                  no Material Adverse Change has occurred and is continuing or has not been remedied;

(iv)                 no binding commitment shall have been entered into by the Issuer pursuant to which a Change of Control will occur;

(v)                    no relevant authority (including the AMF) has objected or objects to the issuance of the Notes, the Warrants or their conversion or exercise;

(vi)                 no occurrence that constitutes an Event of Default is outstanding and not cured within the relevant grace or remedy period;

(vii)              the Commitment Period has not elapsed;

(viii)           the Shares (i) shall be listed on Alternext and (ii) shall not have been suspended, as of the relevant date, by the AMF or Euronext from trading on Alternext, nor shall suspension by the AMF or Euronext have been ordered, as of the relevant date, either (a) in writing by the AMF or Euronext or (b) by falling below the minimum listing maintenance requirements of Alternext;

(ix)                 the closing price of the Shares on Alternext shall be higher than 130% of the nominal value of the Shares for a period of more than sixty (60) Trading Days prior to the date of the Request; and

(x)                    the Issuer shall have at least such number of Shares authorized, available, and approved for issuance to the Investor upon conversion of all outstanding Notes that is equal to the Principal Amount of the Notes to be issued pursuant to the Request at stake (increased by the Principal Amount of any other outstanding Notes, if any) divided by the lowest Closing VWAP as of the date of such Request.

The Investor shall have the discretionary right to waive the total or partial satisfaction of any one of the above-mentioned conditions.

3.4.                           Commitment fee

In consideration for the Debt Commitment, the Issuer shall pay to the Investor a commitment fee equal to 2% of the nominal value of the Debt Commitment (i.e. EUR 300,000) payable on the Issuance Date, by the issuance of thirty (30) Commitment Fee Notes without any Warrants attached.

The Commitment Fee Notes without any Warrants attached will be issued to the Investor on the Issuance Date, by way of set-off against a certain, liquid and due receivable held by the Investor against the Issuer equal to the amount of the commitment fee due under this Agreement.

4.                                     COVENANTS OF THE ISSUER

4.1.                           General covenants of the Issuer

The Issuer also covenants and agrees, in respect of the period from the Issuance Date through the later of (x) the expiry date of the Commitment Period and (y) the date on which any and all Notes funded during the Commitment Period shall have been fully converted and/or redeemed, as follows:

4.1.1.                 The Issuer will at all times and in all material respect uphold, comply and act in accordance with all the relevant provisions of the Alternext Rules, the AMF General Regulation (Règlement Général de l’Autorité des Marchés Financiers), the French Commercial Code and the French Financial and Monetary Code, the By-laws, and any and all other rules and regulations applicable to the Issuer from time to time.

4.1.2.                 The Issuer will, and the Issuer will cause the Issuer’s Affiliates to:

(i)          do all reasonable things necessary to preserve and keep in full force and effect their corporate existences, rights and franchises;

(ii)       insure their assets and businesses in such manner and to such extent as is customary for companies engaged in the same or similar business in similar locations; and

(iii)    pay and discharge all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any of their properties; provided that it shall not be required to pay or discharge any such tax, assessment, charge, levy or claim which is being contested in good faith.

4.1.3.                 The Issuer shall not merge with or into, or consolidate with, any other person or entity; provided that any person or entity may be merged with or into, or its corporate structure be consolidated with, the Issuer if the Issuer is the surviving corporation.

4.1.4.                 The Issuer will not sell, lease, transfer, liquidate or otherwise dispose of all or substantially all of its assets now owned or hereafter acquired in a single transaction (or a series of related transactions), except for fair consideration or on an arm’s length basis.

4.1.5.                 As long as Notes and Warrants are outstanding, (i) the number of new Shares authorized and available under the 10th resolution of the 2016 Shareholders’ Meeting shall only be reduced as a result of the capital increases completed following the conversion of Notes or the exercise of Warrants and (ii) the Issuer shall have a sufficient number of Shares authorized and available under the 16th resolution of the 2016 Shareholders’ Meeting to complete the capital increases following the conversion of Notes and exercise of Warrants.

4.1.6.                 The Issuer shall not drawdown any variable rate equity financings (i.e. securities for which the conversion / redemption / exercise price is variable, such as for instance PACEO, equity lines and convertible debenture structures similar to the structure of the transaction contemplated in this Agreement) currently in place or participate in any variable rate equity financings, unless the variable rate element of such financing (e.g. issuance of Shares, redemption into Shares, etc.) may only occur after the later of (x) the expiry date of the Commitment Period and (y) the date on which any and all Notes funded during the Commitment Period shall have been fully converted and/or redeemed.

4.1.7.                 Without the prior written approval of the Investor, the Issuer shall not, following the date of this Agreement, contract, create, incur or suffer to exist any Indebtedness which would be senior to the Notes in terms of payment of interest and principal and in an amount greater than EUR 30,000,000, other than the following:

(i)             the Notes;

(ii)          Indebtedness incurred in the normal course of business (or with the prior written approval of the Investor) which existed on the Issuance Date, it being specified for the avoidance of doubt that any Indebtedness incurred for the purposes of financing research and development shall be considered as incurred in the normal course of business; and

(iii)       Indebtedness resulting from a sale and lease back arrangement on real estate property.

4.1.8.                 The Issuer shall not declare or pay any dividends in the form of assets or shares of the Issuer.

4.1.9.                 If the closing price of the Shares on Alternext (or on another market, as applicable) is lower than 130% of the nominal value of the Shares (which is currently EUR 0.20) for a period of more than five (5) consecutive Trading Days, the Issuer undertakes and agrees to (i) convene an extraordinary shareholders’ meeting, within a maximum 65-day period, to reduce the nominal value of the Shares to be at least divided by two (2), and (ii) subject to the Issuer’s shareholders approving the transaction, immediately proceed with such transaction.

4.1.10.          So long as any Note is outstanding, the Issuer shall not create or assume any Lien (as defined below) on its business (“fonds de commerce”) or any assets owned by it, or on its Subsidiaries.

“Lien” means any mortgage, lien, pledge, charge or any other security interest or encumbrance of any kind, except the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire any property or asset under any conditional sale agreement, lease purchase agreement, sale in view of and subsequent leaseback arrangement or other similar title retention agreement.

4.1.11.          The Issuer shall not communicate to the Investor, any Note or Warrant holder as the case may be, any inside information (“information privilégiée”) within the meaning of Article 7 of the Regulation n° 596/2014 of the European Parliament and of the Council of April 16, 2014.

4.1.12.          The Issuer shall:

(i)             announce the terms of this transaction in accordance with the requirements of the Alternext rules, the AMF General Regulation or any applicable law or the rules of any regulatory body. Such announcement (which shall be made in French and in English) shall include information relating to this Agreement as would be required to ensure that the summary (i) includes all information that would be material to an investor, and (ii) does not omit any material fact which would be of relevance to an investor’s proper understanding of the terms of this Agreement;

(ii)          make a public announcement relating to the delivery of a Request by the Issuer to the Investor, it being specified that such announcement shall be made prior to the effective funding by the Investor (i.e. within ten (10) Business Days from the delivery of the Request).

Notwithstanding the provisions of Clause 9.9 below, the Issuer shall provide to the Investor a draft of any press release (in French and in English) to be issued by the Issuer in connection with the Note Warrants, the Notes and/or the Warrants or in connection with this Agreement at the latest two (2) calendar days prior to its contemplated date of circulation.

4.1.13.          As from the Issuance Date, the Issuer shall (i) make available on its websitea table in order to follow-up the number of outstanding Note Warrants, Notes, Warrants and Shares issued upon conversion of the Notes or exercise of the Warrants (together with an update on the total number of Shares and voting rights in the Issuer) and (ii) update such table as soon as reasonably practicable after the receipt of any Note Warrant Exercise Notice, Conversion Notice or Warrant Exercise Notice sent by the Investor.

4.1.14.          The Issuer will cause the Agent, acting as registrar (établissement financier en charge du suivi titres) of the Issuer, to list all Shares issued from time to time at the latest with effect from the opening of business on the third (3rd) Trading Day following their issuance.

5.                                     REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby represents and warrants to the Investor that the representations and warranties given in this Clause 5 shall be true and correct as of the Issuance Date and shall be deemed to have been repeated as at each date of Request, Note Warrant Exercise Date, Closing Date and Conversion Date:

(i)                           it has full power and authority to enter into this Agreement and to perform all the obligations resulting therefrom;

(ii)                        the signature of this Agreement and the performance of the obligations arising therefrom are not in violation of any provision of its By-Laws or of any previous contractual commitments with other parties;

(iii)                     the entry into and performance by the Issuer of its obligations under this Agreement does not and will not conflict with or cause a default under any finance agreement or instrument binding entered into by the Issuer;

(iv)                    it has been in existence for more than two (2) years, in connection with which it has prepared balance sheets which were certified by its statutory auditors (“Commissaires aux Comptes”) and regularly approved by its shareholders at their ordinary general meetings;

(v)                       its capital is fully paid up as of the Issuance Date;

(vi)                    the information concerning the Issuer, the 2016 Shareholders’ Meeting and the Board Meeting of the Issuer set forth in the recitals hereto is true in all material respects;

(vii)                 it has complied with (a) all applicable legal and regulatory requirements and (b) specific authorization given by the 2016 Shareholders’ Meeting, both (a) and (b) in respect of the issuance of the Note Warrants, the Notes and the Warrants, and for the admission to trading on Alternext of the Shares which may be issued upon the conversion of the Notes and/or the exercise of the Warrants;

(viii)              no inside information (“information privilégiée”) within the meaning of Article 7 of the Regulation n° 596/2014 of the European Parliament and of the Council of April 16, 2014, has been disclosed by the Issuer to the Investor and/or any Note or Warrant holder as the case may be;

(ix)                    neither the issue of the Note Warrants, the Notes, the Warrants or the Shares upon conversion of the Notes and/or exercise of the Warrants will be subject to any pre-emptive (droit préférentiel de souscription) or similar rights;

(x)                       except for any necessary approvals from Alternext for the listing of the Shares upon conversion of the Notes and/or exercise of the Warrants, neither the Issuer nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other governmental or regulatory authority or other person in connection with the execution, delivery and performance by the Issuer of this Agreement, the issue of any Note Warrants, the Notes, the Warrants or Shares. As of the Issuance Date, any necessary consents and approvals have been obtained and shall be in full force and effect;

(xi)                    there is no court-ordered insolvency procedures (including any action, suit, notice of violation, proceeding or investigation) pending which (i) relates to or challenges the legality, validity or enforceability of this Agreement or (ii) could, individually or in the aggregate, be reasonably expected to impair materially the ability of the Issuer to perform fully on a timely basis its obligations under this Agreement;

(xii)                 all of the information provided to the Investor by the Issuer and its Subsidiaries prior to the date of this Agreement was accurate, complete and up-to-date in all of its significant aspects on the date on which it was provided or, if applicable, on the date to which it relates;

(xiii)              the publicly available corporate documents of the Issuer (statuts, Extraits K-Bis and Certificat de non-faillite) are accurate, complete and up-to-date on the date on which they were submitted;

(xiv)             no judicial, arbitral or administrative proceedings have been brought against it or against one of its Subsidiaries before a court, an arbitration tribunal or any authority, the outcome of which, if it were unfavorable, would individually constitute a Material Adverse Change; and

(xv)                the Notes shall constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and, at all times so long as any Note or any substitute of a Note is outstanding, will rank equally between themselves and (subject to such exceptions as are from time to time mandatory under French law) equally and rateably (pari passu) with all other present or future unsecured and unsubordinated debt securities of the Issuer.

6.                                      INDEMNIFICATION

The undertaking by the Investor to subscribe to the Note Warrants or exercise and pay for the Notes having been made on the basis of the aforementioned Warranties and with the certainty that the latter shall remain true and accurate up to and including the Issuance Date, the Issuer undertakes to indemnify the Investor for any direct loss, liability, damages and any expenses and costs (excluding legal costs) - justified by a document evidencing the harm suffered by the Investor - that the Investor may incur or sustain as a result of or due to any false representation or any violation or any breach or any actual inaccuracy or omission of any Warranties given, except in the case of gross negligence, bad faith, or wilful misconduct of the Investor. The Issuer’s liability under this Clause shall be capped at the amount of the Global Commitment, save where the loss suffered by the Investor results from a claim brought by a third party against the Investor. In the event that a claim or a court action shall be brought by a third party against the Investor in respect of which indemnification may be sought from the Issuer pursuant to the terms of this Agreement, the Investor shall promptly inform the Issuer of the progress of such claim or court action and shall consult it to the full extent possible concerning the manner in which to manage said situation.

7.                                     EVENTS OF DEFAULT

“Event of Default” shall mean any of the following occurrences:

(i)                           a default by the Issuer in the due performance of any of its obligations under this Agreement which, if curable, is not cured within thirty (30) days as from the date on which the Investor notifies such breach to the Issuer, requesting that it be cured;

(ii)                        failure by the Issuer to pay the contractual penalty payment in the case where the Conversion Price on the Conversion Date is lower than the nominal value of the Shares in accordance with Paragraph 8.3 of Schedule 4, it being specified that after ten (10) Trading Days of delay any amount due by the Issuer to the Investor shall bear interest at LIBOR + 10%;

(iii)                     the de-listing of the Shares from Alternext;

(iv)                    any refusal to certify the financial statements by the statutory auditors of the Issuer which is not cured within sixty (60) days as from the date such certification is requested from the auditors;

(v)                       a Material Adverse Change or Change of Control has occurred and is continuing or has not been remedied;

(vi)                    failure by the Issuer to pay any Indebtedness in excess of EUR 1,500,000 when due or within any applicable grace period, other than any such failure resulting from a good faith error which is diligently and promptly corrected, or failure by the Issuer to observe or perform any term, covenant or agreement contained in any agreement or instrument by which it is bound evidencing or securing any such Indebtedness for a period of time which would cause or permit the acceleration of the maturity thereof, except if such Indebtedness is contested in good faith by the Issuer;

(vii)                 the Issuer voluntarily suspends or discontinues substantially all of its business, liquidates substantially all of its assets except for fair consideration or on an arm’s length basis, or bankruptcy, moratorium, insolvency or similar proceedings (including any “redressement judiciaire” “liquidation judiciaire”, “mandat ad hoc”, “conciliation”, “procedure de sauvegarde”) for relief of financially distressed debtors shall be instituted by or against the Issuer and shall not have been discharged within six (6) months; and

(viii)              a final judgement for the payment of money in excess of EUR 1,500,000 is rendered by a court of competent jurisdiction against the Issuer, and the Issuer does not discharge the same or provide for its discharge in accordance with its terms or procure a stay of execution thereof within sixty (60) days after the date of entry thereof and within said period of sixty (60) days (or such longer period during which execution of such judgment shall have been stayed) appeal therefrom and cause the execution thereof to be stayed during such appeal.

It is agreed between the Parties that upon occurrence of a Material Adverse Change or a Change of Control, the Investor shall be entitled, at its sole discretion, to terminate this Agreement, in which case the Parties shall be under no further liability arising out of the Agreement (except as otherwise specifically provided and except for any liability arising before or in relation to such termination). Upon such termination, all the Notes and Warrants already issued but not converted / redeemed or exercised shall remain unaffected.

8.                                     INFORMATION

Forthwith upon the occurrence of any Event of Default, the Issuer will deliver to the Investor a certificate of the board of directors of the Issuer specifying the nature and period of existence thereof and the action which the Issuer is taking and proposes to take with respect thereto, it being specified that should the Event of Default constitute inside information (“information privilégiée”) within the meaning of Article 7 of the Regulation n° 596/2014 of the European Parliament and of the Council of April 16, 2014, the Issuer shall not communicate such information to the Investor before it is made public to the investment community through a press release.

9.                                     MISCELLANEOUS

9.1.                           Notices

Any notice, demand, consent, waiver or other communication required, given or made under this Agreement (a “Notice”) shall be made in writing, signed on behalf of the Party from which it originates and, subject to the forms applicable to the Note Warrant Exercise Notice as set forth in Schedule 3, the Conversion Notice in Schedule 5, and the Warrant Exercise Notice as set forth in Schedule 7, shall be sent by e-mail with acknowledgment of receipt, as well as sent by registered post with confirmation of receipt, by express courier or by facsimile.

Any Notice shall be deemed to have been delivered:

•                  e-mail with acknowledgment of receipt, on the day of transmission;

•                  if sent by facsimile, on the day of transmission;

•                  if sent by certified mail, return receipt requested, on the second Trading Day after the date of posting if posted in France for delivery in France and seventh Trading Day if posted for overseas delivery; or

•                  if delivered by hand, upon delivery against acknowledgement at the address stated in this Agreement; or

provided however that, if it is delivered by hand or sent by facsimile or e-mail on a day which is not a Trading Day or after 6.00 pm CET on a Trading Day, it will instead be deemed to have been given or made on the next Trading Day.

The address, e-mail address, and facsimile number for such Notice shall be:

(a)                                if to the Issuer:

BIOPHYTIS SA

Address: 14 avenue de l’Opéra, 75001 Paris, France

Attention to: Stanislas Veillet and Jean-Christophe Montigny

E-mail addresses: stanislas.veillet@biophytis.com / jc.montigny@biophytis.com

Phone number: +33 (0)1 44 27 23 00

Copy:

Reed Smith

Address: 42 avenue Raymond Poincaré, 75116 Paris, France

Attention to: Marc Fredj

E-mail address: mfredj@reedsmith.com

Facsimile number: +33 (0)1 76 70 41 19

Phone number: +33 (0)1 76 70 40 00

CACEIS Corporate Trust - CACEIS

Address: 14, rue Rouget de Lisle   92130 Issy-les-Moulineaux

Attention to: Carine Alexandre / Jerôme Besse

Email addresses: LD-F-CT-Registre-OST@caceis.com / carine.alexandre@caceis.com / jerome.besse@caceis.com

Facsimile number: +33 (0)1 57 78 32 19

Phone number: 33 (0)1 57 78 34 14

(b)                                if to the Investor:

Bracknor Capital Ltd

Address: Sheikh Zayed Road, Capricorn Tower, Office 501, P.O. Box 30030 Dubai, United Arab Emirates

Attention to: Pierre Vannineuse, Hugo Pingray, Aboudi Gassam and Alexis Albouze

E-mail addresses: pierre@bracknor.com, hugo@bracknor.com, ag@bracknor.com and alexis@bracknor.com

Facsimile number: + 971 4 35 22 447

Phone number: + 971 4 35 22 446

Copy:

Jeantet AARPI

Address: 87 avenue Kléber, 75116 Paris, France

Attention to: Cyril Deniaud

E-mail address: cdeniaud@jeantet.fr

Facsimile number: +33 (0)1 47 04 87 98

Phone number: +33 (0)1 45 05 80 68

Each Party shall provide three (3) Trading Days prior notice to the other Party of any change in address, e-mail address or facsimile number.

9.2.                           Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies

This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the Parties or, in the case of a waiver, by an authorized representative of the Party waiving a condition or compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive a condition or compliance with one or more of the terms hereof, as the case may be.

No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

The rights and remedies herein provided are cumulative that either Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

9.3.                           Binding Effect; No Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable except by operation of law, provided that the Investor may assign all or any of its rights under this Agreement to one or more of its Affiliates, it being understood that if the Investor makes such an assignment, it shall nonetheless remain liable for the performance of its obligations pursuant to this Agreement.

Any permitted transferee that becomes a Note Warrant holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement.

9.4.                           Captions

All Clause titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections or clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.5.                           Language

This Agreement is entered into in the English language which shall be the definitive version. Any translations are for the convenience of the Parties and shall not have any force or effect.

9.6.                           Costs

Each Party shall pay its own costs and expenses, incurred in relation to the negotiation, preparation, signing and carrying into effect of this Agreement, provided that the Issuer made an initial deposit of EUR 10,000 (excluding VAT, if any) corresponding to part of the Investor’s legal fees at the time the engagement letter was signed to JEANTET AARPI, 87 avenue Kléber, 75116 Paris (it being specified that such deposit, constituting a “break-up fee” if the transaction does not close, shall not be refundable).

9.7.                           Governing Law

This Agreement shall be governed by internal French law without reference to its conflict of law principles.

9.8.                           Jurisdiction

Any dispute arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the Tribunal de Commerce of Paris.

9.9.                           Publicity

Each of the Parties to this Agreement hereby severally undertakes to each other that it will not make any public announcement or statement or communication or disclosure of whatever nature regarding this Agreement or the Notes, the Note Warrants or the Warrants without the prior written consent of the other Party (save where required by the Alternext rules, the AMF General Regulation or any applicable law or the rules of any regulatory body, in which event the relevant Party will consult to the extent feasible with the other Party prior to the making of such announcement, statement, communication or disclosure but will not be required to obtain the prior consent of the other Party).

9.10.                    Full agreement

This Agreement represents the full agreement of the Parties. It is a substitute for and replaces all agreements and negotiations, oral or written, past and present dealing and agreements with respect to the matters discussed herein.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized on the date first above written.

In two (2) original copies

BIOPHYTIS SA	BRACKNOR FUND LTD

/s/ Stanislas Veillet	/s/ Pierre Vannineuse
Signed by Stanislas VEILLET in his capacity as Chairman and Chief Executive Officer (Président Directeur Général)	Signed by Pierre VANNINEUSE in his capacity as Managing Director

Schedule 1

CHARACTERISTICS OF THE NOTE WARRANTS

1.                            Form

The Note Warrants shall be in registered form. Evidence of the rights of the Investor as holder of the Note Warrants shall be given by an inscription in its name in an account kept by the Agent on behalf of the Issuer in accordance with applicable laws and regulations.

2.                            Enjoyment

Subject to the terms and conditions of this Agreement, the Note Warrants are issued with full rights of enjoyment as from the date of their full subscription by the Investor in accordance with Clause 2 of the Agreement.

3.                            Assignment and transfer of the Note Warrants

3.1.                  The Note Warrants may be assigned or transferred without the prior consent of the Issuer only to Affiliates of the Investor, provided that such Affiliates meet the requirements of article L. 561-5 of the French Monetary and Financial Code.

3.2.                  To be effective vis-à-vis the Issuer and third parties, any permitted transfer of Note Warrants shall be registered in the securities accounts and the transferor of any Note Warrants shall be deemed to be the holder of such Note Warrants until the name of the transferee is entered into securities accounts in respect thereof.

3.3.                  Any permitted transferee that becomes a Note Warrant holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement.

3.4.                  The Note Warrants will not be admitted to trading on any financial market.

4.                            Term

The Note Warrants shall become automatically null and void thirty-six (36) months after the Issuance Date.

5.                            Representation of the Note Warrant holders

5.1.                  As long as the Note Warrants are held by a single holder, such holder shall exercise under its own name all rights and powers granted by the French Commercial Code to the “Masse” within the meaning of Article L. 228-103 of the French Commercial Code.

5.2.                  As soon as the Note Warrants having the same characteristics and being fungible are held by more than one holder, the holders shall appoint a representative of the “Masse” in accordance with Articles L. 228-47 and L. 228-103 of the French Commercial Code.

5.3.                  Where applicable, the rights of Note Warrant holders will be exercised in accordance with Article L. 228-103 paragraph 1 of the French Commercial Code.

Schedule 2

SUBSCRIPTION FORM OF THE NOTE WARRANTS

BIOPHYTIS SA

Société anonyme au capital de 1.244.700,20 euros

Siège social : 14 avenue de l’Opéra, 75001 Paris

492 002 225 RCS Paris

SUBSCRIPTION FORM

The undersigned:

BRACKNOR FUND LTD, a limited liability company incorporated under the laws of the British Virgin Islands and recognized by the BVI FSC as a private mutual fund (Certificate No SIBA/PIPO/14/5528), having its registered office at Lyntons Financial Services (BVI) Limited, P.O. Box 4408 Road Town, Tortola, British Virgin Islands, and represented by Mr. Pierre Vannineuse, duly empowered (the “Investor”).

After reading the articles of association of BIOPHYTIS, a limited liability company with a capital of EUR 1,244,700.20, whose registered office is located in 14 avenue de l’Opéra, 75001 Paris, France, and which is registered in the Register of Trade and Companies of Paris under number 492 002 225 (the « Issuer »), as well as the terms and conditions of the issuance by the Issuer of one thousand and five hundred Note Warrants;

As these terms and conditions are specified under the 10th resolution of the Issuer’s general meeting of June 10, 2016, and the board of directors’ deliberation of April 3, 2017, combined with the terms of the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached, entered into on April 3, 2017 between the Issuer and the undersigned;

Declares subscribing by this subscription form one thousand and five hundred (1,500) Note Warrants;

It being specified that the Note Warrants are allocated for free.

On [•],

In two (2) original copies, one of which was provided on a separate sheet of paper to the undersigned that acknowledges it.

Signature preceded by the words « Approval for the subscription of one thousand and five hundred warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached ».

BRACKNOR FUND LIMITED

Schedule 3

FORM OF NOTE WARRANT EXERCISE NOTICE

VIA EMAIL

BIOPHYTIS SA

Attention to: Stanislas Veillet and Jean-Christophe Montigny

E-mail addresses: stanislas.veillet@biophytis.com / jc.montigny@biophytis.com

Phone number: +33 (0)1 44 27 23 00

Copy:

CACEIS Corporate Trust - CACEIS

Attention to: Carine Alexandre / Jerôme Besse

Email addresses: LD-F-CT-Registre-OST@caceis.com / carine.alexandre@caceis.com / jerome.besse@caceis.com

Please find below the Investor’s notification with respect to the Note Warrant Exercise Notice issued on [•] pursuant to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached dated April 3, 2017 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Note Warrants exercised	[300] Note Warrants

2	Number of Notes	[300] Notes

3	Aggregate principal amount of Notes	EUR [3,000,000]

4	Subscription price of the Notes with attached Warrants	EUR [3,000,000]

5

Warrant Exercise Price regarding the first Tranche:

125% of the lower of (i) the lowest Closing VWAP over the fifteen (15) Trading Day period immediately preceding the date of signature of the engagement letter (i.e. EUR 2.9583) and (ii) the lowest Closing VWAP over the fifteen (15) Trading Day period immediately preceding the issuance of the first Tranche

Warrant Exercise Price regarding the following Tranches:

125% of the lowest Closing VWAP of the Shares over the fifteen (15) Trading Days immediately preceding the Request to issue a new Tranche

EUR [•]

6	Number of Warrants (rounded down) attached to the Notes: (25% x ((3)÷(5)))	[•]

7	Expiry date of the Cool Down Period	[•]

8	Amount of the commitment fee due by the Issuer to the Investor (only applicable for the first Tranche)	EUR 300,000

9	Number of Commitment Fee Notes to be issued (only applicable for the first Tranche)	30

10	Aggregate principal amount of the Commitment Fee Notes(1) (only applicable for the first Tranche)	EUR 300,000

The global subscription price of the Notes, equal to [three million] Euros (EUR [3,000,000])], shall be wired on the Issuer’s bank account opened with Crédit Agricole S.A , whose details are as follows:

Code banque: 30006

Code guichet : 00001

Account number : 20339380000

IBAN: FR76 3000 6000 0120 3393 8000 085

BIC: AGRIFRPP

Sincerely,

BRACKNOR FUND LTD

(1) It being specified that Bracknor Fund Ltd., declares subscribing to the Commitment Fee Notes by way of set-off against a certain, liquid and due receivable held against the Issuer, equal to the amount of the commitment fee due in respect of this Agreement.

Schedule 4

CHARACTERISTICS OF THE NOTES

1.                            Form

The Notes shall be in registered form. Evidence of the rights of any Note holder shall be given by an inscription in its name in an account kept by the Agent on behalf of the Issuer in accordance with applicable laws and regulations.

2.                            Enjoyment

The Notes are issued with full rights of enjoyment as from the date of their full subscription by the Investor in accordance with Clauses 2 and 3 of the Agreement.

3.                            Assignment, transfer and absence of admission to trading of the Notes

3.1.                  The Notes may be assigned or transferred without the prior consent of the Issuer, only to Affiliates of the Investor, provided that such Affiliates meet the requirements of article L. 561-5 of the French Monetary and Financial Code.

3.2.                  To be effective vis-à-vis the Issuer, any transfer of the Notes shall be registered in the securities accounts and the transferor shall be deemed to be the holder of such Notes until the name of the transferee is entered into the securities accounts in respect thereof.

3.3.                  Any transferee that becomes a Note holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement.

3.4.                  The Notes will not be admitted to trading on any financial market.

4.                            Maturity

Each Note shall have a duration of twelve (12) months as from its date of issuance (the “Maturity Date”).

5.                            Nominal Value

Each Note shall have a nominal value of EUR 10,000.

6.                            Interest

The Notes shall accrue no interest.

7.                            Redemption

7.1.                  Without prejudice to the provisions of Paragraph 8.1 below relating to the Conversion Cash Payment, the Issuer shall have no right to early redeem any Note.

However, by way of exception, the Issuer shall have the right to early redeem Notes of the third, fourth and fifth Tranches, at its sole and exclusive discretion, provided that (i) a Change of Control of the Issuer has been publicly announced or (ii) in the event of a merger by acquisition (fusion par absorption) of the Issuer by another company or of a merger of the Issuer with one or more other companies to create a new company (fusion par création d’une nouvelle société), or in the event of a division (scission) or spin-off of the Issuer, it being expressly agreed that in such a case, the Issuer shall not be liable for the payment to the Investor of any early redemption penalty.

7.2.                  Without prejudice to the provisions of Paragraph 8.1 below relating to the Conversion Cash Payment, if Notes have not been converted by the Note holder prior to their Maturity Date, (i)

the Issuer shall not redeem in cash the outstanding principal amount under the Notes on the Maturity Date and (ii) the Investor shall convert all outstanding Notes on the Maturity Date.

7.3.                  Notwithstanding the above, at the Note holder’s discretion, the Issuer is required to early redeem in cash all or any Notes held by the applicable Note holder in the following circumstances:

(i)             failure to issue new Shares to each Note holder in accordance with the terms of the Agreement (for example in case of late delivery of the new Shares or in case the Conversion Price is below the nominal value of the Shares); or

(ii)          the occurrence of an Event of Default under the Agreement.

7.4.                  In the event of redemption in cash, the Issuer shall pay to each Note holder the aggregate outstanding principal amount of its Notes, in accordance with Paragraph 8 of this Schedule 4.

8.                            Conversion: Termination of Conversion Rights

8.1.                  Conversion of the Notes into Shares of the Issuer; Conversion Period, Conversion Cash Payment

Unless it has terminated its conversion rights pursuant to Paragraph 8.5 of this Schedule 4, each Note holder shall have the right at any time as of (i) the Issuance Date or (ii) any Closing Date, up to and including the Maturity Date (the “Conversion Period”), to convert all or any of the Notes into new or existing Shares, and to determine the number of Notes to be converted, and the corresponding aggregate principal amount so converted (the “Conversion Amount”).

At the Issuer’s option, the Issuer shall have the right, upon conversion of the Notes by the Note holder, to:

(i) deliver new or existing Shares of the Issuer to the Note holder in a number determined by applying the following formula:

or

(ii) pay to the Note holder an amount in cash calculated as per the following formula (the “Conversion Cash Payment”):

where:

CA = the aggregate nominal amount of Notes so converted;

CP = the Conversion Price.

Each Note holder is allowed to make multiple conversions of Notes as long as it stays within the outstanding Principal Amount.

8.2.                  Conversion Date; Notice

Each Note holder may convert all or any of its Notes on any Trading Day of its choice during the Conversion Period, effective at the date of receipt by the Issuer of a Conversion Notice in accordance with Paragraph 8.1 of this Schedule 4 (the “Conversion Date”).

On each chosen Conversion Date, each Note holder shall convert all or any of its Notes by giving Notice to the Issuer (the “Conversion Notice”), using the form attached in Schedule 5 and specifying a number of Notes to be converted and the corresponding Conversion Amount in accordance with Paragraph 8.1 of this Schedule 4.

If the Issuer has not elected for the Conversion Cash Payment, the Issuer, after updating the securities account where the Notes are registered, shall in turn send a notice to the Agent for the issuance of new Shares to the relevant Note holder.

The Shares upon conversion shall be issued in bearer form and shall be transferred by the Agent to the Investor’s custodian CREST account within three (3) Trading Days following the Conversion Date. The Agent shall liaise with the custodian of the Investor to ensure prompt delivery. The Issuer shall be liable for, and shall indemnify the Investor against, any losses resulting from a delay over the aforementioned three (3) Trading Days.

8.3.                  Conversion Ratio

If the Issuer has not elected for the Conversion Cash Payment, the number of new Shares issued by the Issuer to the relevant Note holder upon conversion of one or several Notes in accordance with Paragraph 8.1 of this Schedule 4 will be calculated as the Conversion Amount divided by the Conversion Price.

If the issuance of new Shares would result in the issuance of a fraction of a Share, the Issuer shall round such fraction of a Share down to the nearest whole Share.

The new Shares shall be fully paid by set-off against the Conversion Amount that will come in deduction from the Principal Amount. Such conversion shall not require the payment of any fee or charge by the relevant Note holder.

If the Conversion Price on the Conversion Date is lower than the nominal value of the Shares (which is as of today EUR 0.20) and if the early redemption of the Notes was not requested by the relevant Note holder, the Note holder may accept to receive a number of Shares equal to the Conversion Amount divided by the nominal value of the Shares, provided that the relevant Note holder also receives at the same time a contractual penalty payment in cash of an amount equal to the closing price of the Share on the day prior to the Conversion Date multiplied by the difference between (i) the Conversion Amount divided by the Conversion Price and (ii) the Conversion Amount divided by the nominal value of the Shares.

The Issuer shall promptly deliver freely tradable Shares or the Conversion Cash Payment to the relevant Note holder upon each conversion of Note(s). The issuance of the Shares and their admission to trading on Alternext shall occur no later than three (3) Trading Days after the Conversion Date. The reception of the Conversion Cash Payment by the relevant Note holder shall occur no later than one (1) Trading Day after the Conversion Date.

Upon conversion of Notes, if the Issuer has not elected for the Conversion Cash Payment and if the relevant Note holder does not receive the relevant Shares as provided for in the paragraph above, and if the early redemption of the Notes was not requested by the relevant Note holder, at the Note holder’s discretion, the Issuer shall pay to the relevant Note holder an amount equal to the difference (if positive) between the closing price of the Share three (3) Trading Days after the Conversion Date and the closing price of the Share on the day immediately prior to the date on which the relevant Shares are effectively received by the relevant Note holder, for each new Share which was issued upon the relevant conversion of Notes.

Any payment to a Note holder made by the Issuer in accordance with Paragraph 8.3 of this Schedule 4 shall be made by the Issuer to the relevant Note holder in cash, by wire transfer to a bank account notified by the relevant Note holder to the Issuer, in immediately available, freely transferable funds in Euros.

8.4.                  Rights attached to the Shares

The new Shares issued upon conversion of the Note(s) shall be subject to all provisions of the By-Laws and to decisions of the general meetings of the shareholders of the Issuer. The new

Shares shall be admitted to trading on Alternext as from their issuance, will carry immediate and current dividend rights (“jouissance courante”) and will be fully assimilated to and fungible with the existing Shares.

8.5.                  Termination of Conversion Right

The right of each Note holder to convert the Notes pursuant to this Paragraph 8 shall terminate on the date on which the Notes are fully converted.

9.                            Representation of the Note holders

9.1.                  As long as the Notes are held by a single holder, such holder shall exercise under its own name all rights and powers granted by the French Commercial Code to the “Masse” within the meaning of Article L. 228-103 of the French Commercial Code.

9.2.                  As soon as the Notes having the same characteristics and being fungible are held by more than one holder, the holders shall appoint a representative of the “Masse” in accordance with Articles L. 228-47 and L. 228-103 of the French Commercial Code.

9.3.                  Where applicable, the rights of Note holders will be exercised in accordance with Article L. 228-103 paragraph 1 of the French Commercial Code.

Schedule 5

FORM OF CONVERSION NOTICE

VIA EMAIL

BIOPHYTIS SA

Attention to: Stanislas Veillet and Jean-Christophe Montigny

E-mail addresses: stanislas.veillet@biophytis.com / jc.montigny@biophytis.com

Phone number: +33 (0)1 44 27 23 00

Copy:

CACEIS Corporate Trust - CACEIS

Attention to: Carine Alexandre / Jerôme Besse

Email addresses: LD-F-CT-Registre-OST@caceis.com / carine.alexandre@caceis.com / jerome.besse@caceis.com

Please find below the Investor’s notification with respect to the Conversion Notice issued on [•] pursuant to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached dated April 3, 2017 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Notes converted	[•]

2	Conversion Amount (equal to the global par value of the converted Notes)	EUR [•]

3	Lowest Closing VWAP during the applicable Pricing Period (i.e. ten (10) consecutive Trading Days expiring on the Trading Day immediately preceding the Conversion Date)	EUR [•]

4	92%x(3)	EUR [•]

5

The minimum Share issuance price under the 10th resolution of the 2016 Shareholders’ Meeting, being the lower of:

•                  70% of the 15, 10 or 5 day VWAP (at the discretion of the board of directors) prior to the day the price is determined; or

•                  70% of the 15, 10 or 5 day VWAP (at the discretion of the board of directors) prior to the Conversion Date; or

•                  70% of the lowest closing price over the 15 Trading Days preceding the Conversion Date.

EUR [•]

6	Conversion Price (rounded down to the nearest 100th), being: • (4); or • (5) if (4)<(5)	EUR [•]

7	Nominal value of the Share	EUR [0.20]

8	Provided that (6)>(7), number of Shares (rounded down) due to the Investor: ((2)÷(6))	[•]

9	Closing VWAP on the Conversion Date	EUR [•]

10	Conversion Cash Payment, equal to: ((2)÷(6)) x (9)	EUR [•]

Sincerely,

[Name of the Note holder]

Schedule 6

CHARACTERISTICS OF THE WARRANTS

1.                            Form

1.1.                  The Warrants shall be in registered form. Evidence of the rights of any Warrant holder shall be given by an inscription in its name in an account kept by the Agent on behalf of the Issuer in accordance with applicable laws and regulations.

2.                            Enjoyment

Subject to the terms and conditions of this Agreement, the Warrants are issued with full rights of enjoyment as from the date of their detachment from the Notes to which they are attached (i.e. as from the date of the subscription of the relevant Notes).

3.                            Assignment, transfer and admission to trading of the Warrants

3.1.                  The Warrants may be assigned or transferred without the prior consent of the Issuer, only to Affiliates of the Investor, provided that such Affiliates meet the requirements of article L. 561-5 of the French Monetary and Financial Code.

3.2.                  To be effective vis-à-vis the Issuer and third parties, any transfer of Warrants shall be registered in the securities accounts and the transferor of any Warrants shall be deemed to be the holder of such Warrants until the name of the transferee is entered into securities accounts in respect thereof.

3.3.                  Any transferee that becomes a Warrant holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement.

3.4.                  The Warrants will not be admitted to trading on any financial market.

4.                            Term

The Warrants shall become automatically null and void sixty (60) months after their respective issuance date.

5.                            Exercise

5.1.                  Exercise of the Warrants into Shares of the Issuer; Exercise Period

Each Warrant holder shall have the right at its option, and effective at any time prior to the Warrant’s term (the “Warrant Exercise Period”), to exercise all or any of the Warrants into newly issued Shares in bearer form.

Each Warrant holder is allowed to make multiple exercises of Warrants.

5.2.                  Exercise Date; Exercise Notice

Each Warrant holder may exercise all or part of its Warrants on any Trading Day of its choice effective at the date of its delivery of a Warrant Exercise Notice (the “Warrant Exercise Date”) during the Warrant Exercise Period.

On each chosen Warrant Exercise Date, the relevant Warrant holder shall exercise all or part of its Warrants by giving Notice to the Issuer (the “Warrant Exercise Notice”), using the form attached in Schedule 7.

The Issuer, after updating the securities account where the Warrants are registered, shall in turn send a notice to the Agent for the issuance of new Shares to the relevant Warrant holder.

5.3.                  Exercise Ratio — Exercise Price

Each Warrant will give right to one (1) Share (the “Warrant Exercise Ratio”) subject to any adjustment made in accordance with Paragraph 7 of this Schedule 6.

The new Shares resulting from the exercise of the Warrants shall be issued upon payment in cash by the relevant Warrant holder of the Warrant Exercise Price.

The Warrant Exercise Price will be determined by truncation after two decimal places.

Such exercise shall not require the payment of any additional fee or charge by the relevant Warrant holder.

The Issuer shall promptly procure the delivery of freely tradable Shares to the relevant Warrant holder upon each exercise of Warrant(s). The issuance of the Shares and their admission to trading on Alternext shall occur no later than three (3) Trading Days after the Warrant Exercise Date.

Upon exercise of Warrants, if the relevant Warrant holder does not receive the relevant Shares as provided for in the paragraph above, the Issuer shall pay to the relevant Warrant holder an amount in cash equal to (i) the Warrant Exercise Ratio multiplied by (ii) the difference (if positive) between (a) the closing price of the Share three (3) Trading Days after the Warrant Exercise Date and (b) the closing price of the Share on the day immediately prior to the date on which the relevant Shares are effectively received by the relevant Warrant holder, for each exercised Warrant.

Any payment to a Warrant holder made by the Issuer in accordance with Paragraph 5.3 of this Schedule 6 shall be made by the Issuer to the relevant Warrant holder in cash, by wire transfer to a bank account notified by the relevant Warrant holder to the Issuer, in immediately available, freely transferable funds in Euros.

5.4.                  Rights attached to the Shares

The new Shares issued upon exercise of Warrant(s) shall be subject to all provisions of the By-Laws and to decisions of the general meetings of the shareholders of the Issuer. The new Shares shall be admitted to trading on Alternext as from their issuance, will carry immediate and current dividend rights (“jouissance courante”) and will be fully assimilated to and fungible with the existing Shares.

6.                            Representation of the Warrant holders

6.1.                  As long as the Warrants are held by a single holder, such holder shall exercise under its own name all rights and powers granted by the French Commercial Code to the “Masse” within the meaning of Article L. 228-103 of the French Commercial Code.

6.2.                  As soon as the Warrants having the same characteristics and being fungible are held by more than one holder, the holders shall appoint a representative of the “Masse” in accordance with Articles L. 228-47 and L. 228-103 of the French Commercial Code.

For the avoidance of doubt, if some Warrants no longer have the same characteristics, there will be several “Masses”.

6.3.                  Where applicable, the rights of Warrant holders will be exercised in accordance with Article L. 228-103 paragraph 1 of the French Commercial Code.

7.                            Protection of the Warrant holders

7.1.                  Upon completion of any of the following transactions:

1.                  issue of securities carrying a preferential subscription right to shareholders,

2.                  increase in share capital by capitalisation of reserves, profits or share premia, and by distribution of free shares, or stock split,

3.                  in the event that a nominal value is assigned to the Shares, an increase in share capital of the Issuer, without issuing Shares, by capitalisation of reserves, profits or share premia by increasing the nominal value of the Shares,

4.                  distribution of reserves in cash or in kind or a share premium,

5.                  allotment of bonus financial instruments other than Shares,

6.                  merger by acquisition (fusion par absorption), merger (fusion par création d’une nouvelle société), spin-off, division (scission) of the Issuer,

7.                  buy-back of own Shares at a price that is higher than the Share price,

8.                  amortisation in share capital of the Issuer,

9.                  modification of the Issuer’s allocation of its profits.

which the Issuer may carry out after the detachment date of the Warrants, the rights of the Warrants holders will be protected by adjusting the Warrant Exercise Ratio in accordance with the following provisions.

In the event of an adjustment carried out in accordance with conditions 1 to 9 below, the new Warrant Exercise Ratio will be determined to three decimal places and rounded to the nearest 1000th (0.0005 being rounded up to the next highest 1000th). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Warrant Exercise Ratio. However, the Warrants can only result in the delivery of a whole number of Shares.

1.         In the event of a financial transaction, conferring a preferential subscription right to existing shareholders, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

For the purposes of calculating this formula, the values of the share ex-subscription right and of the subscription right will be determined on the basis of the average of the closing prices of the Shares on Alternext (as reported by Bloomberg) falling in the subscription period during which the Shares and the subscription rights are listed simultaneously.

2. In the event of an increase in share capital of the Issuer by capitalisation of reserves, profits or share premia and by distribution of free shares, or in the event of a stock split the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

3. In the event of an increase in share capital of the Issuer without Shares being issued by means of a capitalisation of reserves, profits or share premia performed by increasing the nominal value of the Shares, the nominal value of the Shares which may be delivered to the Warrants holders upon exercise of their Warrants will be increased accordingly.

4. In the event of the distribution by the Issuer of reserves in cash or in kind or a share premium, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

For the purposes of calculating this formula, the value of the Shares before distribution will be determined on the basis of the weighted average of the prices on Alternext over the last three (3) Trading Days before the distribution.

5. In the event of an allotment of bonus financial instruments other than Shares of the Issuer, the new Warrant Exercise Ratio will be determined as follows:

•             If the right to receive financial instruments is listed on Alternext, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

For the purposes of calculating this formula, the prices of the Shares ex-right and of the rights to receive financial instruments will be determined on the basis of the weighted average of the prices on Alternext over the first three (3) Trading Days as from the detachment of the financial instruments.

•             If the right to receive financial instruments is not listed on Alternext, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

For the purposes of calculating this formula, the price of the Shares ex-right and the value of the financial instruments will be determined on the basis of the weighted average of the prices on Alternext over the first three (3) Trading Days as from the detachment of the financial instruments.

If the financial instruments allocated are not listed on Alternext, their value shall be evaluated in an independent expert’s certificate. This certificate shall be produced by an expert of international repute appointed by the Issuer, whose opinion shall not be subject to appeal.

6. In the event of merger by acquisition (fusion par absorption) of the Issuer by another company or of merger of the Issuer with one or more other companies to create a new company (fusion par création d’une nouvelle société), or in the event of a division (scission) or spin-off of the Issuer, the Warrants may be exercised into shares of the acquiring or new company or the companies resulting from any division or spin-off.

The new Warrant Exercise Ratio shall be determined by adjusting the Warrant Exercise Ratio in effect before such event by the exchange ratio of the Issuer’s Shares against the shares of the acquiring or new company or companies resulting from any division or spin-off. These companies shall be substituted to the Issuer in order to apply the above adjustment, the purpose being to maintain, where applicable, the rights of the Warrants holders in the event of financial or securities transactions, and, generally to ensure that the rights of the Warrants holders are guaranteed under the legal, regulatory and contractual conditions.

7. In the event that the Issuer makes an offer to the shareholders to buy-back its own Shares at a price that is higher than the Share price, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect by the following formula calculated to the nearest 100th of a Share:

For the purposes of calculating this formula:

“Share value” (i) means the average of at least ten (10) consecutive closing prices of the Shares on Alternext chosen from the twenty (20) consecutive closing prices of the Shares on Alternext preceding the buy-back (or the buy-back offer).

“Pc%” means the percentage of the share capital of the Issuer that has been bought back.

“Buy-back price” means the effective price of the Shares bought-back (which is by definition higher than the Share value).

8. In the event of an amortisation in share capital of the Issuer, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

For the purposes of calculating this formula, the value of the Share before the amortisation will be determined on the basis of the weighted average of the prices of the Share on Alternext over the last three (3) Trading Days immediately prior to the date of the amortisation.

9. In the event of the modification by the Issuer of the allocation of its profits as a result of the issue of preference shares, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the preference share issue date by the following formula:

For the purposes of calculating this formula, the Share price before the modification of the allocation of profits will be determined on the basis of the weighted average of the prices of the Share on Alternext over the last three (3) Trading Days immediately prior to the date of the modification.

7.2.                  Any Warrants holder exercising its rights may subscribe to a number of Shares, which is calculated by multiplying the Warrant Exercise Ratio in effect at such time by the number of the Warrants exercised. If the Shares are listed and if the number of Shares calculated in this manner is not a whole number, a Warrant holder shall receive:

•                                either the nearest whole number of Shares immediately less than its entitlement and will receive a payment equal to the value of such additional fraction of a Share calculated on the basis of the closing Share price listed on Alternext on the Warrant Exercise Date;

•                                or the nearest whole number of shares immediately more than its entitlement and will provide a payment equal to the value of such additional fraction of a Share calculated on the basis of the closing Share price listed on Alternext on the Warrant Exercise Date.

7.3.                  Notwithstanding the above, the Issuer shall not be permitted, without the prior authorisation of the Warrants holder(s), to change its legal form or corporate purpose.

Schedule 7

FORM OF WARRANT EXERCISE NOTICE

VIA EMAIL

BIOPHYTIS SA

Attention to: Stanislas Veillet and Jean-Christophe Montigny

E-mail addresses: stanislas.veillet@biophytis.com / jc.montigny@biophytis.com

Phone number: +33 (0)1 44 27 23 00

Copy:

CACEIS Corporate Trust - CACEIS

Attention to: Carine Alexandre / Jerôme Besse

Email addresses: LD-F-CT-Registre-OST@caceis.com / carine.alexandre@caceis.com / jerome.besse@caceis.com

Please find below the Investor’s notification with respect to the Warrant Exercise Notice issued on [ ] pursuant to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached dated April 3, 2017 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Warrants exercised	[•] Warrants
2	Number of Shares to which the Warrants exercised give access	[•] Shares
3	Warrant Exercise Price	EUR [•]
4	Global subscription price of the Shares: (3)x(1)	EUR [•]

The global subscription price of the Shares shall be wired on the Issuer’s bank account opened with Crédit Agricole S.A , whose details are as follows:

Code banque: 30006

Code guichet : 00001

Account number : 20339380000

IBAN: FR76 3000 6000 0120 3393 8000 085

BIC: AGRIFRPP

Sincerely,

[Name of the Warrant holder]

Schedule 8

REQUEST FOR THE DISBURSEMENT OF A TRANCHE OF NOTES

THROUGH THE EXERCISE OF NOTE WARRANTS

VIA FACSIMILE & EMAIL

To:

Bracknor Capital Ltd

Sheikh Zayed Road, Capricorn Tower

Office 501, P.O. Box 30030 Dubai

United Arab Emirates

Attention to: Pierre Vannineuse

E-mail address: pierre@bracknor.com

Facsimile number: + 971 4 35 22 447

Copy to: Hugo Pingray, Alexis Albouze and Aboudi Gassam

E-mail addresses: hugo@bracknor.com , alexis@bracknor.com and ag@bracknor.com

Dear Sirs,

We refer to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached dated April 3, 2017 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

The conditions set out in Clause 3.3 of the Agreement being satisfied (or waived by the Investor), we hereby submit a Request, in accordance with Clause 3.1 of the Agreement, for the disbursement of a Tranche of Notes amounting to a principal amount of three million Euros (EUR 3,000,000) through the exercise of three hundred (300) Note Warrants.

On [•], in [•].

Sincerely,

BIOPHYTIS SA

Stanislas Veillet in his capacity as Chairman and Chief Executive Officer (Président Directeur Général)

Schedule 9

INVESTOR CALL NOTICE FOR THE ISSUANCE OF A TRANCHE OF NOTES

VIA FACSIMILE & EMAIL

To:

BIOPHYTIS SA

14 avenue de l’Opéra,

75001 Paris

France

Attention to: Stanislas Veillet and Jean-Christophe Montigny

E-mail addresses: stanislas.veillet@biophytis.com / jc.montigny@biophytis.com

Dear Sirs,

We refer to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares and/or redeemable in cash with share subscription warrants attached dated April 3, 2017 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

We hereby exercise our Investor Call, for the issuance of a Tranche of Notes amounting to a principal amount of three million Euros (EUR 3,000,000). Please send a Request in this respect, in accordance with the terms of Clause 3.1 of the Agreement.

On [•], in [•].

Sincerely,

BRACKNOR FUND LTD